Exhibit 99.1

American States Water Company Announces
First Quarter 2026 Results
•An 8.6% increase (or $0.06 per share) in reported first quarter 2026 consolidated diluted EPS compared to first quarter of 2025
◦Increased earnings per share at all operating business segments
•AWR’s regulated utilities authorized to spend approximately $650 million in capital investments as approved in the utilities’ general rate cases
◦On target to invest $185 to $225 million in 2026
•AWR’s contracted services business is expected to contribute $0.63 to $0.67 per share for the full 2026 year
•AWR Named One of America's Most Trustworthy Companies by Newsweek
◦Ranked #1 in the Energy & Utilities Industry
San Dimas, California, May 6, 2026…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.76 for the quarter ended March 31, 2026, as compared to basic and fully diluted earnings per share of $0.70 for the quarter ended March 31, 2025, an increase of $0.06 per share or 8.6%, primarily generated from higher earnings at the water and electric utility segments resulting from the implementation of new customer rate increases approved by the California Public Utilities Commission (CPUC), and higher construction activities that resulted in higher earnings at the contracted services segment.

First Quarter 2026 Results
The table below sets forth a comparison of the first quarter of 2026 diluted earnings per share contribution reported by business segment and for the parent company compared with amounts reported during the same period in 2025.

	Diluted Earnings per Share
	Three Months Ended
	3/31/2026	3/31/2025	CHANGE
Water	$0.55	$0.52	$0.03
Electric	0.08	0.07	0.01
Contracted services	0.15	0.13	0.02
AWR (parent)	(0.02)	(0.02)	—
Consolidated diluted earnings per share, as reported (GAAP)	$0.76	$0.70	$0.06

Water Segment:
For the three months ended March 31, 2026, reported diluted earnings from AWR's water utility segment, Golden State Water Company (GSWC), were $0.55 per share, as compared to $0.52 per share for the same period in 2025, an increase of $0.03 per share. The discussion below presents the major variances in earnings for the two periods.
•An increase in water operating revenues of $11.1 million was largely as a result of the CPUC-authorized second-year rate increases and additional revenues for capital projects approved in advice letter filings, both of which were effective January 1, 2026. Water consumption for the three months ended March 31, 2026 was consistent with the same period in 2025 and adopted levels. However, as a result of transitioning from a full revenue decoupling mechanism to a modified rate adjustment mechanism effective January 1, 2025, GSWC’s revenues and earnings will continue to be subject to future volatility from significant fluctuations in customer consumption.
•An increase in water supply costs of $4.8 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs compared to the same period in 2025 is largely because of (i) an overall increase in the per-unit purchased water costs that are covered in current rates resulting in no impact to net earnings, and (ii) an increase in purchased water volume compared to the same period in 2025 resulting from certain wells being temporarily offline in a few customer service areas. As a result, GSWC’s earnings for the three months ended March 31, 2026 were impacted by an actual water supply source mix that included more purchased water than in the same period of 2025. Due to transitioning from a full cost balancing account for water supply to an incremental cost balancing account effective January 1, 2025, GSWC’s earnings have been and will be subject to future volatility from favorable and unfavorable changes in the water supply source mix compared to the adopted mix incorporated in the revenue requirement.
•An overall increase in operating expenses of $2.4 million (excluding supply costs) due primarily to increases in (i) overall labor costs and other employee-related benefits, (ii) overall operation-related costs including lab fees for water quality testing and conservation spending, (iii) depreciation and amortization expenses, which are impacted by increasing capital additions placed in service and are reflected and recovered in customer rates, and (iv) property and other non-income taxes.
•An overall increase in interest expense (net of interest income) of $0.9 million resulting largely from (i) the impact of capitalizing debt costs related to certain advice letter projects approved by the CPUC in the latest general rate case effective January 1, 2025 that was reported in 2025 with no similar item in 2026, and (ii) a decrease in interest income earned on regulatory assets due to decreasing regulatory balances as GSWC recovers the amounts through surcharges; partially offset by decreases in overall borrowing levels and average interest rates. The advice letter projects discussed are now included in adopted rate base and are part of the rate increases effective January 1, 2026.
•An overall increase in other expense (net of other income) of $0.2 million due largely to losses totaling $1.3 million generated on investments held to fund one of the company’s retirement plans during the three months ended March 31, 2026, as compared to losses on investments of $0.6 million reported during the same period in 2025 due to financial market conditions; partially offset by a decrease in the non-service cost components related to GSWC’s benefit plans resulting from changes in actuarial assumptions. However, as a result of GSWC’s two-way pension balancing accounts authorized by the CPUC, changes in total net periodic benefits costs related to the pension plan have no material impact to earnings.
•Changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the three months ended March 31, 2026 as compared to the same period in 2025 unfavorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
•A decrease in earnings of approximately $0.01 per share due to the dilutive effects from the issuance of equity under AWR’s at-the-market (ATM) offering program beginning in February 2024. Under the ATM offering program, AWR may offer and sell its Common Shares, with an aggregate gross offering price of up to $200 million, from time to time at its sole discretion, with $34.3 million currently remaining available for sale. Through March 31, 2026, AWR has sold 2,133,225 Common Shares through this ATM offering program.
Electric Segment:
Diluted earnings from the electric utility segment increased $0.01 per share for the three months ended March 31, 2026 as compared to the same period in 2025 largely resulting from an increase of $3.7 million in electric revenues due to the CPUC-authorized fourth-year rate increases in 2026 and additional revenues approved after the first quarter of 2025 to recover the cost plus an allowance for funds used during construction (AFUDC) of certain advice letter capital projects, partially offset by an increase in electric supply costs of $0.3 million, which combined is an increase of approximately $3.4 million compared to the same period in 2025.
The net increase discussed above was partially offset by (i) an overall increase in operating expenses of $2.3 million, mostly from operation and maintenance-related activities, and (ii) an increase in interest expense (net of interest and other income) of $0.5 million compared to the same period in 2025 due to a decrease in AFUDC related to certain advice letter projects approved by the CPUC in the latest general rate case that was reported in 2025 with no similar level of AFUDC reported in 2026, lower interest income earned on regulatory assets, and an increase in interest expense from higher average borrowing levels. The advice letter projects discussed are now included in adopted rate base and are part of the increase in 2026 revenues.
Contracted Services Segment:
Diluted earnings from the contracted services segment increased $0.02 per share for the first quarter of 2026 when compared to the same period in 2025 largely resulting from (i) an increase in construction activities, (ii) an increase in management fee revenues resulting from the resolution of various economic price adjustments, and (iii) a decrease in interest expense (net of interest income) due to lower average borrowing levels and average interest rates. These favorable variances were partially offset by an increase in overall operating expenses (excluding construction expenses). The contracted services segment is expected to contribute $0.63 to $0.67 per share for the full year of 2026.
Dividends
On May 4, 2026, AWR’s Board of Directors approved a second quarter dividend of $0.5040 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on June 2, 2026 to shareholders of record at the close of business on May 18, 2026. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 71 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR has grown its quarterly dividend rate at a compound annual growth rate (CAGR) of 8.5% over the last five years since the second quarter of 2021, and has achieved a 10-year CAGR of 8.3% in its calendar year dividend payments through 2025. AWR’s current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment and AWR (parent), which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. This measure by business segment is derived from consolidated financial information but is not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. This item constitutes a “non-GAAP financial measure” under SEC rules, which supplements our GAAP disclosures but should not be considered as an alternative to the respective GAAP measure. Furthermore, this non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures of other registrants.
The company uses earnings per share by business segment and AWR (parent), a non-GAAP measure, as an important measure in evaluating its operating results and believes it provides investors with clarity surrounding the performance of its business segments and the parent company. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share in this press release.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, May 7. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning May 7, 2026 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 14, 2026.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 265,100 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,900 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	March 31, 2026	December 31, 2025
Assets
Net Property, Plant and Equipment	$2,329,693	$2,296,319
Other Property and Investments	57,257	58,664
Current Assets	221,356	231,074
Other Assets	125,834	129,035
Total Assets	$2,734,140	$2,715,092
Capitalization and Liabilities
Capitalization	$1,846,584	$1,828,281
Current Liabilities	181,597	174,612
Other Credits	705,959	712,199
Total Capitalization and Liabilities	$2,734,140	$2,715,092

	Condensed Statements of Income (Unaudited)
	Three Months Ended March 31,
(in thousands, except per share amounts)	2026	2025

Operating Revenues
Water	$113,110	$102,003
Electric	18,657	15,002
Contracted services	37,424	31,008
Total operating revenues	169,191	148,013

Operating Expenses
Water purchased	21,360	16,308
Power purchased for pumping	3,297	3,149
Groundwater production assessment	5,527	5,679
Power purchased for resale	4,792	6,068
Supply cost balancing accounts	(318)	(1,716)
Other operation	11,268	10,490
Administrative and general	28,154	26,875
Depreciation and amortization	12,684	11,582
Maintenance	5,700	4,147
Property and other taxes	8,023	6,952
ASUS construction	17,333	12,933
Total operating expenses	117,820	102,467

Operating income	51,371	45,546

Other Income and Expenses
Interest expense	(12,107)	(12,082)
Interest income	976	2,013
Other, net	(420)	(171)
Total other income and (expenses), net	(11,551)	(10,240)

Income Before Income Tax Expense	39,820	35,306
Income tax expense	9,872	8,462
Net Income	$29,948	$26,844

Weighted average shares outstanding	39,111	38,253
Basic earnings per Common Share	$0.76	$0.70

Weighted average diluted shares	39,210	38,354
Fully diluted earnings per Common Share	$0.76	$0.70

Dividends paid per Common Share	$0.5040	$0.4655

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of net income (loss) by business segment and AWR (parent) to AWR’s consolidated fully diluted earnings per share for the three months ended March 31, 2026 and 2025.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q1 2026	Q1 2025	Q1 2026	Q1 2025	Q1 2026	Q1 2025	Q1 2026	Q1 2025	Q1 2026	Q1 2025
Net income (loss)	$21,683	$19,906	$3,313	$2,626	$5,815	$5,124	$(863)	$(812)	$29,948	$26,844
Weighted Average Number of Diluted Shares	39,210	38,354	39,210	38,354	39,210	38,354	39,210	38,354	39,210	38,354
Diluted earnings (loss) per share	$0.55	$0.52	$0.08	$0.07	$0.15	$0.13	$(0.02)	$(0.02)	$0.76	$0.70